Form of Amended and Restated Certificate of Designation for 13% Preferred Stock

DOBSON COMMUNICATIONS CORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS

OF 13% SENIOR EXCHANGEABLE

PREFERRED STOCK DUE 2009 AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Title 18, Section 1032(G) of the

General Corporation Act of the State of Oklahoma

               Dobson Communications Corporation, a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the “Company”), does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the “Board of Directors”) by its Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Title 18, Section 1032(G) of the General Corporation Act of the State of Oklahoma, said Board of Directors with full power and authority to act on behalf of the Board of Directors, acting by written consent dated [            ], 2005, duly approved and adopted the following resolution, which resolution has been approved by the Holders (as defined below) of a majority of the outstanding shares of 13% Senior Exchangeable Preferred Stock (as defined below) (the “Resolution”):

               WHEREAS, (i) pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation and (ii) by written consent dated April 29, 1999 (the “Prior Resolution”), the Board of Directors created, authorized and provided for the issue of 13% Senior Exchangeable Preferred Stock due 2009, par value $1.00 per share, with a liquidation preference of $1,000 per share, consisting of 500,000 shares, having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in the Prior Resolution;

               WHEREAS, pursuant to the Prior Resolution, the Company issued shares of 13% Senior Exchangeable Preferred Stock due 2009;

               WHEREAS, the Company desires and has requested the Holders to consent to the execution and filing of this written consent dated [            ], 2005 (the “Resolution”) for the purpose of amending and restating in its entirety the Prior Resolution to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants set forth in the Prior Resolution, in each case for a period of 18 months from the Exchange Date (as defined below), after which time a revised set of covenants and limited special voting rights as set forth herein (the “Springing Covenants and Voting Rights”) would be applicable to the 13% Senior Exchangeable Preferred Stock due 2009 as long as an aggregate of 15,000 shares of (i) the 13% Senior Exchangeable Preferred Stock due 2009 and (ii) the Company’s 12-1/4% Senior Exchangeable Preferred Stock are outstanding (the “Springing Covenant and Voting Right Condition”).

               WHEREAS, consents to the amendments to the Prior Resolution, which will eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants set forth in the Prior Resolution, in each case for a period of 18 months from the Exchange Date, after which time the Springing Covenants and Voting Rights would be applicable to the 13% Senior Exchangeable Preferred Stock due 2009 as long as the Springing Covenant and Voting Right Condition is met and continues, all pursuant to this Resolution, of Holders of at least a majority of the outstanding shares of 13% Senior Exchangeable Preferred Stock due 2009 have been received;

               WHEREAS, all things necessary to make this Resolution a valid amendment and restatement of the Prior Resolution in its entirety have occurred.

               NOW THEREFORE, be it:

               RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby amend and restate the Prior Resolution in its entirety and authorizes and provides that the 13% Senior Exchangeable Preferred Stock due 2009, par value $1.00 per share, with a liquidation preference of $1,000 per share, consisting of 394,297 shares, shall have the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows (the terms used herein, unless otherwise defined herein, are used herein as defined in paragraph (n) hereof):

               (a) DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “13% Senior Exchangeable Preferred Stock due 2009” (the “Senior Exchangeable Preferred Stock”). The number of shares constituting such series shall be 394,297 shares of 13% Senior Exchangeable Preferred Stock due 2009 (the “Preferred Stock”). The liquidation preference of the Preferred Stock shall be $1,000 per share.

               (b) RANK. The Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company, the Class A Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and to each other class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein, together with all classes of common stock of the Company, as the “Junior Securities”); (ii) subject to certain conditions, equally with the Senior Preferred Stock and with any class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which have been approved by the Holders of the Preferred Stock in accordance with subparagraph (f)(i) hereof and which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Senior Securities”).

               (c) DIVIDENDS. (i) Beginning on the Issue Date, the Holders of the outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Preferred Stock at a rate per annum equal to 13% of the liquidation preference per share, payable quarterly. All dividends shall accrue, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date. On and before May 1, 2004, the Company may pay dividends, at its option, in cash or in additional fully paid and nonassessable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Dividends paid in additional shares of Preferred Stock will be calculated and paid to registered holders to the nearest whole share. After May 1, 2004, dividends may be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date after May 1, 2004, is not declared or paid in full in cash (or on or prior to May 1, 2004, in cash or Preferred Stock) on such Dividend Payment Date, the amount of accrued and unpaid dividends will accumulate and bear interest at the dividend rate on the Preferred Stock, compounding quarterly, until declared and paid in full. Each distribution in the form of a dividend (whether in cash or in additional shares of Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Company on such record date, not less than 10 nor more than 60 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Preferred Stock on the Exchange Date (as defined in subparagraph (g)(i)(A) hereof) or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

               (ii) [Reserved.]

               (iii) All dividends paid with respect to shares of the Preferred Stock pursuant to subparagraph (c)(i) hereof shall be paid pro rata to the Holders entitled thereto.

               (iv) Dividends that are in arrears and unpaid for any past Dividend Period and dividends in connection with any optional redemption pursuant to subparagraph (e)(i) hereof may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

               (v) No full cash dividends shall be declared by the Board of Directors or paid or funds set apart for payment of cash dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously shall be declared and paid in full or declared and, if payable in cash, a sum in cash shall be set apart sufficient for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If full dividends are not paid, as aforesaid, upon the shares of the Preferred Stock, all cash dividends declared upon shares of the Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of cash dividends declared per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued cash dividends per share on the Preferred Stock and such Parity Securities bear to each other.

                    (vi) (A) Holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in subparagraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                    (B) So long as any shares of Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities (other than distributions or dividends in Junior Securities to the holders of Junior Securities) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the Junior Securities (other than (x) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company and (y) the repurchase, redemption or other acquisition of the Class F Preferred Stock or the Class G Preferred Stock out of the proceeds of the sale on the Issue Date of Preferred Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith have been paid in full on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such dividends on such Junior Securities.

                    (C) So long as any shares of Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any cash dividend on any of the Parity Securities (for the avoidance of doubt, other than distributions or dividends payable in additional Parity Securities or Junior Securities to the holders of Parity Securities)

unless full cumulative dividends determined in accordance herewith have been paid in full on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such dividends on such Parity Securities.

               (vii) Dividends payable on shares of the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

               (d) LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, Holders of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000 per share of Preferred Stock, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made on or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Class A Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and the Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the Holders of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. However, a merger, consolidation or sale, of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding-up of the Company.

                    (e) REDEMPTION. (i) OPTIONAL REDEMPTION. (A) The Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at any time on or after May 1, 2004, at the Company’s option, in whole or in part, in the manner provided in subparagraph (e)(iii), at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, but subject to the right of Holders of Preferred Stock on a record date to receive dividends on a Dividend Payment Date), if redeemed during the 12-month period beginning May 1 of each of the years set forth below:

YEAR	PERCENTAGE
2004	106.500
2005	104.333
2006	102.167
2007 and thereafter	100.000%

provided that no optional redemption pursuant to this subparagraph (e)(i)(A) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date, and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, subject to the rights of Holders of Preferred Stock on a record date to receive dividends on a Dividend Payment Date, shall have been, or on or immediately prior to the Redemption Date are, declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date on the outstanding shares of such Preferred Stock.

                    (B) In addition, on or prior to May 1, 2002, the Company may redeem Preferred Stock having an aggregate liquidation preference of up to 35% of the aggregate liquidation preference of all Preferred Stock originally issued on the Issue Date, at a redemption price equal to 113% of the liquidation preference, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, but subject to the right of Holders of Preferred Stock on a record date to receive dividends due on a Dividend Payment Date), with the proceeds of any sale of its Common Stock; provided that such Redemption Date occurs within 180 days after consummation of such sale and at least 65% aggregate liquidation preference of Preferred Stock originally issued remains outstanding after each such redemption, and provided further that no optional redemption pursuant to this subparagraph (e)(i)(B) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, subject to the right of Holders of Preferred Stock on a record date to receive dividends on a Dividend Payment Date, shall have been, or immediately prior to the Redemption Date are, declared and paid in full in cash or declared and a sum set apart sufficient for such payment in full in cash on the Redemption Date on the outstanding shares of the Preferred Stock.

                    (C) In the event of a redemption pursuant to subparagraph (e)(i) hereof of only a portion of the then outstanding shares of the Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of Preferred Stock, provided that the Company may redeem such shares held by any Holder of fewer than 100 shares of Preferred Stock without regard to such pro rata redemption requirement, or by lot, in each case, as may be determined by the Company in its sole discretion.

                    (ii) MANDATORY REDEMPTION. On May 1, 2009, the Company shall redeem from any source of funds legally available therefor, in the manner provided in subparagraph (e)(iii) hereof, all of the shares of the Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share

(including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date).

                    (iii) PROCEDURES FOR REDEMPTION. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Preferred Stock, written notice (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder’s address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

               (1) whether the redemption is pursuant to subparagraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

               (2) the redemption price;

               (3) whether all or less than all the outstanding shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

               (4) the number of shares of Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

               (5) the date fixed for redemption;

               (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Preferred Stock to be redeemed; and

               (7) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price.

                    (B) Each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (C) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accrue on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest.

               (f) VOTING RIGHTS. (i) The Holders of shares of the Preferred Stock, except as otherwise required under Oklahoma law, shall not be entitled or permitted to vote on any general corporate matters, except as specifically set forth in clauses (f)(ii) and (f)(iii) below, and then only upon the occurrence and during the continuance of the conditions set forth therein. In any case in which the Holders of shares of the Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Oklahoma law, each Holder of shares of the Preferred Stock shall be entitled to one vote for each share of Preferred Stock held. Any action that may be taken hereunder by the Holders of the Preferred Stock at a meeting may be taken by written consent of a majority of the Holders of such Preferred Stock. The Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this Certificate of Designation.

          (ii)     (A) So long as any shares of the Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities without the affirmative vote or, notwithstanding any contrary provision of the Amended and Restated By-Laws of the Company (the “By-Laws”), written consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that, without the approval of Holders of the Preferred Stock, the Company may issue shares of Senior Securities in exchange for, or the proceeds of which are used to redeem or repurchase (1) all (but not less than all) shares of Preferred Stock then outstanding or (2) indebtedness of the Company.

                    (B) So long as any shares of the Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation (including by way of merger, consolidation or otherwise) so as to affect adversely the specified rights (including, without limitations, the covenants described in paragraph (m)), preferences, privileges or voting rights of Holders of Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock (other than to pay dividends in kind, to comply with the Registration Rights Agreement dated the Issue Date, or as to the Additional Preferred Stock and the Registered Additional Preferred Stock), without the affirmative vote or, notwithstanding any contrary provisions of the By-Laws, written consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. The Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this Certificate of Designation.

                    (C) Except as set forth in subparagraph (f)(i) hereof, (1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior

Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of Preferred Stock and shall not, unless not complying with subparagraph (f)(i) hereof, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Preferred Stock.

               (iii) If on [            ], 2007 [insert date that is 18 months after the Exchange Date], there are outstanding 15,000 shares or more, in aggregate, of the Preferred Stock and the Company’s 12-1/4% Senior Exchangeable Preferred Stock (but only for so long thereafter as such aggregate number of shares is outstanding), the following clauses (iii)(A), (iii)(B), (iii)(C) and (iii)(D) of this paragraph (f) shall become applicable and be deemed for any such period to be a part of this Amended and Restated Certificate of Designation, it being expressly understood that in no event shall any of such provisions of clauses (iii)(A), (iii)(B), (iii)(C) and (iii)(D) of this paragraph (f) be applicable (x) prior to [            ], 2007 [insert date that is 18 months after the Exchange Date], or (y) at any time later than [            ], 2007 [insert date that is 18 months after the Exchange Date] following any date thereafter when there are outstanding fewer than 15,000 shares, in aggregate, of the Preferred Stock and the Company’s 12-1/4% Senior Exchangeable Preferred Stock:

                    (A) If (1) dividends on the Preferred Stock are in arrears and unpaid (and, with respect to dividends that become payable after May 1, 2004, are not paid in cash) for four quarterly periods (whether or not consecutive); (2) the Company fails to discharge any redemption obligation with respect to the Preferred Stock; (3) the Company fails to make an Offer to Purchase (and complete such purchase of) all of the outstanding shares of Preferred Stock following a Change of Control, if such Offer to Purchase is required to be made pursuant to paragraph (h) hereof; (4) the Company breaches or violates one of the provisions set forth in paragraph (m) hereof and the breach or violation continues for a period of 30 consecutive days or more after notice thereof to the Company by Holders of 25% or more of the shares of the Preferred Stock then outstanding; (5) there occurs with respect to any issue or issues of Indebtedness of the Company and/or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of the Company and/or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; or (6) there occurs (i) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustments or composition of or in respect of the Company or any Significant Subsidiary under the Bankruptcy Act of Title 11 of the United States Code, as amended from time to time (the “Federal Bankruptcy Code”), or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days or (ii) the institution by the Company or any Significant Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it in writing of its inability to pay its debts generally as they become due; then the number of directors constituting the Board of Directors shall be adjusted to permit the Holders of the majority of the then outstanding shares of Preferred Stock, voting separately as one class, to elect two directors. For the purpose of determining the number of quarterly periods for which accrued dividends have not been paid, any accrued and unpaid dividend that is subsequently paid shall not be treated as unpaid. Each event described in clauses (1), (2), (3), (4), (5) and (6) of this subparagraph (f)(iii)(A) is a “Voting Rights Triggering Event.” Within 15 days of the time the Company becomes aware of the occurrence of any default referred to in clause (4), (5) or (6), of this subparagraph (f)(iii)(A), the Company shall give written notice thereof to the Holders.

                    (B) The right of the Holders of Preferred Stock voting separately as one class to elect two directors as described in subparagraph (f)(iii)(A) shall continue until such time as (1) in the event such right arises due to a default referred to in clause (1) of the preceding paragraph, all accumulated dividends that are in arrears on the Preferred Stock and that gave rise to such default are paid in full (and, in the case of dividends payable after May 1, 2004, paid in cash); and (2) in the event such right arises due to any default referred to in clause (2), (3), (4), (5) or (6) of the preceding paragraph, the Company remedies any such failure, breach or default, at which time the term of any directors elected pursuant to subparagraph (f)(iii)(A) hereof shall terminate and the number of directors constituting the board of directors shall be reduced to the number necessary to reflect the termination of the right of the Holders of the Preferred Stock to elect directors, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event.

          At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Preferred Stock pursuant to subparagraph (f)(iii)(A) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 25% of the shares of Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Preferred Stock for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 30 days after personal service of said written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of the Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this subparagraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 40 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Preferred Stock for purposes of calling a meeting pursuant to the provisions of this subparagraph (f)(iii)(B).

                    (C) At any meeting held for the purpose of electing directors at which the Holders of Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock.

                    (D) Any vacancy occurring in the office of a director elected by the Holders of the Preferred Stock may be filled by the remaining director elected by such Holders unless and until such vacancy shall be filled by such Holders.

          (iv) [Reserved]

               (g) EXCHANGE. (i) REQUIREMENTS. (A) The Company may, at the sole option of the Board of Directors (subject to the legal availability of funds therefor), exchange all, but not less than all, of the outstanding Preferred Stock, including any Preferred Stock issued as payment for dividends, into Exchange Debentures, subject to the conditions set forth in this subparagraph (g)(i)(A). In order to effect such exchange, the Company shall (a) if necessary to satisfy the condition set forth in clause (II) of this subparagraph (g)(i)(A) based upon the written advice of counsel to the Company, file a registration statement with the Commission relating to the exchange, and (b) if a registration statement is filed with the Commission pursuant to clause (a), use its best efforts to cause such registration statement to be declared effective as soon as practicable by the Commission unless the opinion referred to in clause (II) of this subparagraph (g)(i)(A) shall have been subsequently delivered. In order to effectuate such exchange, the Company shall send a written notice (the “Exchange Notice”) of exchange by mail to each Holder of record of shares of Preferred Stock, which notice shall state: (v) that the Company is exchanging the Preferred Stock into Exchange Debentures pursuant to this Certificate of Designation; (w) the date fixed for exchange (the “Exchange Date”), which date shall not be less than 15 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this subparagraph (g)(i)(A)); (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, such Holder’s certificate or certificates representing the shares of Preferred Stock to be exchanged; (y) that dividends on the shares of Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (I) through (VI) of this subparagraph (g)(i)(A) are satisfied and the exchange is permitted under the Company’s then outstanding indebtedness, the Company shall issue Exchange Debentures in exchange for the Preferred Stock as provided in subparagraph (g)(ii)(A), PROVIDED that on the Exchange Date: (I) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Title 18, Sections 1032(B) and 1041 (or any successor provisions) of the Oklahoma General Corporation Act); (II) either (x) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”) prior to such exchange and shall continue to be in effect on the Exchange Date or (y)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, each Holder that is not an Affiliate of the Company will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (ii) such exemption is relied upon by the Company for such exchange; (III) the Exchange Indenture shall have been duly executed by the Company and the trustee thereunder (the “Trustee”) with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, (IV) the Exchange Indenture and the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (V) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture; and (VI) the Company shall have delivered to the Trustee a written opinion of counsel, dated the date of the exchange, regarding the satisfaction of the conditions set forth in clauses (I), (II), (III) and (IV). In the event that the issuance of the Exchange Debentures is not permitted on the Exchange Date or any of the conditions set forth in clauses (I) through (VI) of the preceding sentence are not satisfied on the Exchange Date, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

                    (B) Upon any exchange pursuant to subparagraph (g)(i)(A) hereof, the Holders of outstanding Preferred Stock shall be entitled to receive a principal amount of Exchange Debentures for Preferred Stock, the liquidation preference of which, plus the amount of accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange Date) with respect to which, equals such principal amount; provided that the Company at its option may pay cash for any or all accrued and unpaid dividends in lieu of issuing Exchange Debentures in respect of such dividends and provided further that the Company may, at the sole option of the Board of Directors, subject to the restrictions in the Senior Note Indenture, the Credit Facilities and any of its other then-existing indebtedness, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000.

                    (ii) PROCEDURE FOR EXCHANGE. (A) On or before the Exchange Date, each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the dates described in the Memorandum.

                    (B) If notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then dividends will cease to accrue on the Preferred Stock on and after the Exchange Date and the rights of the Holders of the Preferred Stock as stockholders of the Company shall cease on and after the Exchange Date (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the accrued and unpaid dividends to the Exchange Date, and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is less than $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

               (h) CHANGE OF CONTROL. (i) Within 30 days following the occurrence of a Change of Control, the Company shall be required (subject to the legal availability of funds therefor) to make an Offer to Purchase (the “Change of Control Offer”) to each Holder of Preferred Stock to repurchase all or any part of such Holder’s Preferred Stock at a cash purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase to the date of purchase, subject to the right of Holders of Preferred Stock on a record date to receive dividends on a Dividend Payment Date) (the “Change of Control Payment”). Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer or to repurchase any Preferred Stock tendered pursuant to an Offer to Purchase if any Indebtedness of the Company or its Restricted Subsidiaries outstanding which would prohibit such Change of Control Offer until such Indebtedness is repaid, redeemed or repurchased in full; provided that if the Company does not make a Change of Control Offer or does not repurchase any Preferred Stock validly tendered pursuant to a Change of Control Offer and not withdrawn, then such failure shall constitute a Voting Rights Triggering Event (but only during any such time while the conditions set forth in the first paragraph of subparagraph (f)(ii) above to the effectiveness of the voting rights set forth in such section are satisfied and remain in effect).

               (ii) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all shares of Preferred Stock or portions thereof properly tendered pursuant to the Offer to Purchase and not withdrawn, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Preferred Stock or portions thereof so tendered, and (3) deliver or cause to be delivered to the Transfer Agent for the Preferred Stock so accepted together with an Officer’s Certificate stating the aggregate liquidation preference of the Preferred Stock or portions thereof being purchased by the Company. The Company will direct the Transfer Agent to promptly mail to each Holder of shares of Preferred Stock so accepted payment in an amount equal to the Change of Control Payment for such shares, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a certificate representing the Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered, if any. Unless the Company defaults in the payment for the shares of Preferred Stock tendered pursuant to the Offer to Purchase, dividends shall cease to accrue with respect to the shares of Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

               (iii) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of shares of the Preferred Stock in connection with a Change of Control. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of this paragraph (h), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this paragraph (h) by virtue thereof. In addition, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this paragraph (h) and purchases all Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

               (i) CONVERSION OR EXCHANGE. The Holders of shares of Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

               (j) PREEMPTIVE RIGHTS. No shares of Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

               (k) REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Oklahoma) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

               (l) BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

               (m) CERTAIN ADDITIONAL PROVISIONS. If on [            ], 2007 [insert date that is 18 months after the Exchange Date], there are outstanding 15,000 shares or more, in aggregate, of the Preferred Stock and the Company’s 12-1/4% Senior Exchangeable Preferred Stock (but only for so long thereafter as such aggregate number of shares is outstanding), the following clauses (1) through (10) of this paragraph (m) shall become applicable and be deemed for any such period to be a part of this Amended and Restated Certificate of Designation, it being expressly understood that in no event shall any of the provisions of this paragraph (m) be applicable (x) prior to [            ], 2007 [insert date that is 18 months after the Exchange Date], or (y) at any time later than [           ]         , 2007 [insert date that is 18 months after the Exchange Date] following any date thereafter when there are outstanding fewer than 15,000 shares, in aggregate, of the Preferred Stock and the Company’s 12-1/4% Senior Exchangeable Preferred Stock.

                    (1) LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Issue Date); provided that the Company and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8.5 to 1, for Indebtedness Incurred on or prior to June 30, 2001, 8 to 1 for Indebtedness Incurred after June 30, 2001 and on or prior to June 30, 2002, and 7.5 to 1 for Indebtedness Incurred thereafter.

          In addition to the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding under one or more Credit Agreements at any time in an aggregate principal amount not to exceed $650 million less any amount of such Indebtedness permanently repaid under subparagraph (m)(8) below; (ii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (iii), (v) or (vii) of this paragraph, or this clause (ii), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses); PROVIDED that such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature or have a mandatory redemption or repurchase date prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (ii); (iii) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (iv) Indebtedness of the Company (and/or, in the case of (B) below, Dobson/Sygnet), to the extent the net proceeds thereof are promptly (A) used to purchase Senior Preferred Stock and Preferred Stock, pro rata, tendered in an Offer to Purchase (or similar offer to purchase made under the certificate of designation relating to the Senior Preferred Stock) made as a result of a Change in Control or (B) deposited to defease the Senior Notes or Dobson/Sygnet Senior Notes; (v) Guarantees of Indebtedness of the Company by any Restricted Subsidiary or by the Company of Indebtedness of any Restricted Subsidiary so long as Indebtedness was permitted to be Incurred under another provision of this subparagraph (m)(1); (vi) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (x) the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph, or clause (viii) of the second paragraph, of subparagraph (m)(4) to make a Restricted Payment and (y) 80% of the fair market value of property other than cash received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company; provided that such Indebtedness does not mature prior to the Mandatory Redemption Date; (vii) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (v) above) by or among the Company and its Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the Exchange Debentures (if issued) and the Exchange Debenture Indenture and (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dobson or another Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person other than the Company or another Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii); and (viii) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $75 million.

          (b) Notwithstanding any other provision of this subparagraph (m)(1), the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this subparagraph (m)(1), shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (c) For purposes of determining any particular amount of Indebtedness under this subparagraph (m)(1), Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and any liens granted pursuant to the equal and ratable provisions referred to in subparagraph (m)(3) below, shall not be treated as Indebtedness.

          (d) For purposes of determining compliance with this subparagraph (m)(1), in the event that an item of Indebtedness meets the criteria of one or more of the types of Indebtedness described in subparagraph (b) above or would be entitled to be Incurred pursuant to subparagraph (a) above, the Company, in its sole discretion, shall classify, and from time to time may reclassify (in whole or in part), such item of Indebtedness in any manner that complies with this subparagraph (m)(1). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Shares in the form of additional shares of the same class or series of Preferred Shares will not be deemed an Incurrence of Indebtedness for purposes of this subparagraph (m)(1).

          (e) Notwithstanding anything in this subparagraph (m)(1) to the contrary, the Company shall be permitted, and may permit any of its Restricted Subsidiaries to, Incur any Indebtedness if such incurrence would, at the time of incurrence, not be prohibited under the terms of the Indenture, as in effect on [            ], 2007 [insert date that is 18 months after the Exchange Date], relating to either (i) the Company’s 8-7/8% Senior Notes due 2013 or (ii) the Company’s 10-7/8% Senior Notes due 2010.

               (2) LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness would be pari passu with, or subordinated in right of payment to, the Exchange Debentures (if and when issued); provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

               (3) LIMITATION ON LIENS. The Company shall not Incur any Indebtedness secured by a Lien (“Secured Indebtedness”) which is not Senior Indebtedness unless effective provision is made to have the Exchange Debentures (if and when issued) secured equally and ratably with (or, if the Secured Indebtedness would be subordinated in right of payment to the Exchange Debentures, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

               (4) LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Junior Securities (other than (x) dividends or distributions payable solely in shares of its Junior Securities (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Junior Securities (other than Disqualified Stock), and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Issue Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Junior Securities of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, or (iii) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iii) being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of subparagraph (m)(1), (C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) shall exceed the sum of (1)(x) 100% of the aggregate amount of the Company’s Consolidated EBITDA (or, if the Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on July 1, 1999 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to subparagraph (m)(9), minus (y) 1.4 times the Company’s Consolidated Interest Expense for the same period, plus (2) the aggregate Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Capital Stock, and options, warrants and other rights to acquire the Company’s Capital Stock, to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (vi)(x) under the second paragraph of subparagraph (m)(1)(a)) (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Mandatory Redemption Date), plus (3) an amount equal to the net reduction in Investments that constitute Restricted Payments resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, returns of capital or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of the relevant Investments so being sold or reduced.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company; (iii) the repurchase, redemption or other acquisition of the Class F Preferred Stock or the Class G Preferred Stock out of the proceeds of the sale on the Issue Date of Preferred Stock; (iv) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions described in subparagraph (m)(10); (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Junior Securities of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (vii) the purchase, redemption, retirement or other acquisition for value of Junior Securities of the Company, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Junior Securities or options were issued; provided that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Junior Securities or options after the Issue Date does not exceed $1,500,000 in any calendar year, or $5 million in the aggregate; (viii) Investments in any Person or Persons, the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $40 million plus an amount not to exceed the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (vi)(x) of the second paragraph of subparagraph (m)(1)(a) or to make Restricted Payments pursuant to clause (iii)(C)(2) of the first paragraph thereof, or clauses (ii) or (iii) of this paragraph, of this subparagraph (m)(4); or (ix) the distribution on or with respect to the holders of the Company’s Junior Securities of the Capital Stock of Logix; provided that, except in the case of clauses (i) and (ii), no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than an exchange of Capital Stock for Capital Stock referred to in clause (ii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (ii), (iii) or (viii) shall be included in calculating whether the conditions of clause (iii)(C) of the first paragraph of this subparagraph (m)(4) have been met with respect to any subsequent Restricted Payments. For purposes of this subparagraph (m)(4), the phrase “Junior Securities,” when used with respect to a Restricted Subsidiary, shall mean all Capital Stock of such Restricted Subsidiary.

          Notwithstanding anything in this subparagraph (m)(4) to the contrary, the Company shall be permitted, and may permit any of its Restricted Subsidiaries to, take any action that would otherwise be prohibited by this subparagraph (m)(4) if the taking of such action would, at the time of such action, not be prohibited under the terms of the Indenture, as in effect on [            ], 2007 [insert date that is 18 months after the Exchange Date], relating to either (i) the Company’s 8-7/8% Senior Notes due 2013 or (ii) the Company’s 10-7/8% Senior Notes due 2010.

               (5) LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Issue Date in the certificate of designation for the Senior Preferred Stock, the Senior Note Indenture, the Credit Facilities or any other agreements or Indebtedness of the Company or its Restricted Subsidiaries in effect on the Issue Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in all material respects to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this subparagraph (m)(5), (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Certificate of Designation or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness (other than as contemplated by clause (i) above) or any agreement creating Indebtedness, of a Restricted Subsidiary entered into after the Issue Date, if the encumbrance or restriction applies only in the event of a payment default, a default with respect to a financial covenant contained in such Indebtedness or agreement, or an event of default resulting in the acceleration of the final maturity of such Indebtedness, the encumbrance or restriction is not materially more disadvantageous to the Holders of the Preferred Stock than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make dividend payments on the Preferred Stock or principal or interest payments on the Exchange Debentures. Nothing contained in this subparagraph (m)(5) shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in subparagraph (m)(3) or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     Notwithstanding anything in this subparagraph (m)(5) to the contrary, the Company shall be permitted, and may permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to do any of the actions specified in this subparagraph (m)(5) if such action or suffering would, at the time of such action or suffering, not be prohibited under the terms of the Indenture, as in effect on [            ], 2007 [insert date that is 18 months after the Exchange Date], relating to either (i) the Company’s 8-7/8% Senior Notes due 2013 or (ii) the Company’s 10-7/8% Senior Notes due 2010.

     (6) LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would (A) continue to be a Restricted Subsidiary or (B) if it would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under subparagraph (m)(4), if made on the date of such issuance or sale; provided, however, that in the event of either (A) or (B), the Net Cash Proceeds of such sale are applied in accordance with subparagraph (m)(8); and (iv) sales of Common Stock of a Restricted Subsidiary, but only if the assets of such Restricted Subsidiary consist solely of assets relating to the Company’s PCS or resale business; provided, however, that the Net Cash Proceeds of such sale are applied as provided in subparagraph (m)(8).

     (7) LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate except (A) upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unrelated Person and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $2.0 million, such transaction is approved by at least a majority of the disinterested members of the Board of Directors or (2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, the Company obtains a written opinion as to the fairness to the Holders of the Preferred Stock of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing.

     The foregoing limitation does not limit, and shall not apply to (i) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees and indemnity payments to directors of the Company who are not employees of the Company and the payment of reasonable compensation and indemnity payments to officers of the Company; (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (iv) any Restricted Payments not prohibited by subparagraph (m)(4); or (v) the redemption of the Class F Preferred Stock and Class G Preferred Stock with proceeds from the sale of the Preferred Stock.

     (8) LIMITATIONS ON ASSET SALES. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments.

     In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company has been filed with the SEC) then the Company shall or shall cause the relevant Restricted Subsidiary, to (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets, to (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary in each case owing to a Person other than the Company or any of its Restricted Subsidiaries, or (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) related, ancillary or complementary to the business of, the Company and its Restricted Subsidiaries existing on the date of such investment.

               (9) COMMISSION REPORTS AND REPORTS TO HOLDERS.

     Whether or not the Company is required to file reports with the Commission, for so long as any Preferred Stock is outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Transfer Agent and each Holder or shall supply to the Transfer Agent for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

     (10) CONSOLIDATION, MERGER AND SALE OF ASSETS. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor company, having in respect of such successor company or resulting company substantially the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Preferred Stock had immediately prior to such transaction; (ii) immediately after giving effect to such transaction, no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or, if other than the Company, the successor company or resulting company, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of subparagraph (m)(1); provided that this clause (iii) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary in connection with which no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (iv) the Company delivers to the Transfer Agent an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an opinion of counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iii) shall not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     Notwithstanding anything in this subparagraph (m)(10) to the contrary, the Company shall be permitted to consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, if such action would, at the time of such action, not be prohibited under the terms of the Indenture, as in effect on [            ], 2007 [insert date that is 18 months after the Exchange Date], relating to either (i) the Company’s 8-7/8% Senior Notes due 2013 or (ii) the Company’s 10-7/8% Senior Notes due 2010.

              (n) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires.

              “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

              “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of subparagraph (m)(4) (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) except in the case of any restriction or encumbrance permitted under clause (vi) of subparagraph (m)(5), the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of subparagraph (m)(4), any amount paid or accrued as dividends on Preferred Shares of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses, net of tax.

              “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of Dobson and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to subparagraph (m)(9).

     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Asset Acquisition” means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     “Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division, operating unit or line of business of the Company or any of its Restricted Subsidiaries.

     “Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of a division, operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under subparagraph (m)(10); provided that “Asset Sale” shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course, (b) sales, transfers, or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than current assets, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in a swap transaction) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition, (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under subparagraph (m)(4), or (d) sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among the Company and its Restricted Subsidiaries.

     “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     “Bank Facility Agreement” means the Second Amended and Restated Credit Agreement, dated February 28, 1997, as amended, among Dobson Operating Company and CoreStates Bank, N.A., First Union National Bank of North Carolina, NationsBank of Texas, N.A. and the other banks party thereto, as the same may be further amended, supplemented, extended, renewed, replaced or otherwise modified from time to time, including the credit agreement contemplated by the New DOC Facility Commitment Letter, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Board Resolution” means a copy of a resolution, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

     “Business Day” means any day except a Saturday or Sunday or other day on which commercial banks in The City of New York are required or authorized by law or other governmental action to be closed.

     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Shares.

     “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

     “Change of Control” means (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Issue Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or the Existing Stockholder or any Affiliate thereof; or (iv) the adoption of a plan of liquidation or dissolution of the Company.

     “Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Company.

     “Class A Preferred Stock” means the Class A Non-Voting, Non-Convertible Preferred Stock, par value $1.00 per share, of the Company.

     “Class D Preferred Stock” means the Class D 15% Convertible Preferred Stock, par value $1.00 per share, of the Company.

     “Class E Preferred Stock” means the Class E Preferred Stock, par value $1.00 per share, of the Company.

     “Class F Preferred Stock” means the Class F 16% Preferred Stock, par value $1.00 per share, of the Company.

     “Class G Preferred Stock” means the Class G 16% Convertible Preferred Stock, par value $1.00 per share, of the Company.

     “Class H Preferred Stock” means the Class H Preferred Stock, par value $1.00 per share, of the Company.

     “Commission” means the Securities and Exchange Commission.

     “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Issue Date, including without limitation, all series and classes of such Common Stock.

     “Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted

Consolidated Net Income (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).

     “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to (ii) the product of (A) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the then most recent two fiscal quarters for which financial statements of the Company have been filed with the Commission (such two fiscal quarter period being the “Two Quarter Period”) and (B) two; provided that (A) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Two Quarter Period; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Two Quarter Period and ending on the Transaction Date (the “Reference Period”) as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted

Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the two full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

     “Consolidated Net Worth” means, at any date of determination, stockholders equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     “Credit Agreement” means one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Credit Facilities” means the DOC Facility and the DCOC Facility and the Dobson/Sygnet Facility.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     “DCOC” means Dobson Cellular Operations Company.

     “DCOC Facility” means the credit facilities created and established by the DCOC Facility Agreement.

     “DCOC Facility Agreement” means the agreement among DCOC, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., dated as of March 25, 1998, establishing the DCOC Facility, together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Mandatory Redemption Date, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Mandatory Redemption Date or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Mandatory Redemption Date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Stock if the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in paragraph (h) and such Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company’s repurchase of such Preferred Stock as is required to be repurchased pursuant to paragraph (h).

     “Dividend Payment Date” means February 1, May 1, August 1 and November 1 of each year.

     “Dividend Period” means the dividend period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date; provided, however, that the first such Dividend Period shall commence on the Issue Date.

     “Dobson/Sygnet” means Dobson/Sygnet Communications Company.

     “Dobson/Sygnet Facility” means that certain credit facility established by the Dobson/Sygnet Facility Agreement.

     “Dobson/Sygnet Facility Agreement” means the Credit Agreement dated as of December 23, 1998, among Dobson/Sygnet and NationsBank, N.A., together with all other agreements, instruments and documents, executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Dobson/Sygnet Indenture” means the Indenture dated as of December 23, 1998 between Dobson/Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Dobson/Sygnet Notes” means the 12 1/4% Senior Notes due 2008 to be issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

     “DOC Facility” means that certain credit facility created and established by the DOC Facility Agreement.

     “DOC Facility Agreement” means the Third Amended and Restated Credit Agreement among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A., dated as of March 25, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Date” means the closing date of the Company’s exchange offer pursuant to its Registration Statement on Form S-4, declared effective by the Commission on ___, 2005.

     “Exchange Debentures” means the Company’s 13% Senior Subordinated Debentures due 2009 issued pursuant to the Exchange Indenture in exchange for the Preferred Stock.

     “Exchange Indenture” means the indenture for the Exchange Debentures, the terms of which may be modified to the extent the corresponding terms in the Preferred Stock have been modified in accordance with this Certificate of Designation.

     “Existing Stockholders” means Everett R. Dobson.

     “Fair Market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (vi) of the second paragraph of subparagraph (m)(1), (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Transfer Agent.

     “FCC” means the Federal Communications Commission.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Certificate of Designation shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Certificate of Designation shall be made without giving effect to, except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Holder” means a holder of shares of Preferred Stock.

     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Subsidiary.

     “Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Shares) of such Person outstanding at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be “Indebtedness” and (C) that

Indebtedness shall not include any liability for federal, state, local or other taxes.

     “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary (other than as a result of being designated as an Unrestricted Subsidiary under clause (i) above), including without limitation, by reason of any transaction permitted by clause (iii) of subparagraph (m)(6). For purposes of the definition of “Unrestricted Subsidiary” and subparagraph (m)(4), (i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     “Issue Date” means May 5, 1999.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     “Logix” means Logix Communications Enterprises, Inc., formally named Dobson Wireline Company.

     “Logix Indenture” means the Indenture dated as of June 12, 1998 between Logix and United States Trust Company of New York, relating to the Logix Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Logix Notes” means the 12 1/4% Senior Notes due 2008 issued by Logix under the Logix Indenture.

     “Mandatory Redemption Date” means May 1, 2009.

     “Memorandum” means the offering memorandum dated April 29, 1999 in connection with the offering of the Preferred Stock.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Net Cash Proceeds” means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation (owing to a Person other than the Company or any Subsidiary of the Company) outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     “Offer to Purchase” means an offer by the Company to purchase Preferred Stock from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Preferred Stock validly tendered and not withdrawn will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”); (iii) that any Preferred Stock not tendered will continue to accrue dividends pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date; (v) that Holders electing to have Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the Preferred Stock, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Preferred Stock completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the liquidation preference of Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such Preferred Stock purchased; and (vii) that Holders whose Preferred Stock is being purchased only in part will be issued new shares of Preferred Stock equal in liquidation preference to the unpurchased portion of the Preferred Stock surrendered; provided that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Preferred Stock or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Preferred Stock or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Transfer Agent all Preferred Stock or portions thereof so accepted together with an Officers Certificate specifying the Preferred Stock or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Preferred Stock so accepted payment in an amount equal to the purchase price, and the Transfer Agent shall promptly countersign and mail to such Holders new shares of Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered; provided that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Offer to Purchase.

     “Officer” means (i) the Chairman of the Board, the President, any Vice President or the Chief Financial Officer and (ii) the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.

     “Officers Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof or any two Officers listed in clause (i) of the definition thereof.

     “Permitted Investment” means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding; (v) non-cash consideration acquired in any Asset Sale effected in accordance with the subparagraph (m)(8); and (vi) any acquisitions of assets used, or Capital Stock of a Person primarily engaged, in a business related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries solely in exchange for Junior Securities (other than Disqualified Stock) of the Company.

     “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Preferred Shares” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the Issue Date, including, without limitation, the Preferred Stock and all other series and classes of such preferred stock or preference stock.

     “Preferred Stock” means the Company’s 13% Senior Exchangeable Preferred Stock due 2009 issued by the Company, as further described in paragraph (a).

     “Preferred Stock Exchange Offer” means each registered offer to exchange the Preferred Stock for Exchange Preferred Stock.

     “Public Equity Offering” means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A “Public Market” shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     “Redemption Date” with respect to any shares of Preferred Stock, means the date on which such shares of Preferred Stock are redeemed by the Company.

     “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     “Senior Exchange Debentures” means the Company’s 12-1/4% Senior Subordinated Debentures due 2008 which may be issue by the Company.

     “Senior Exchangeable Preferred Stock” means the Company’s 13% Senior Exchangeable Preferred Stock due 2009.

     “Senior Indebtedness” means (i) Indebtedness of the Company under the Senior Notes, the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement and all fees, expenses and indemnities payable in connection with any of the foregoing and (ii) all other Indebtedness of the Company, including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, would be pari passu with, or subordinated in right of payment to, the Exchange Debentures; provided that the term “Senior Indebtedness” shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted by subparagraph (m)(1) or subparagraph (m)(2), (d) the Senior Exchange Debentures, or any other indebtedness of the Company that purports to be subordinated to any other Indebtedness of the Company, (e) any repurchase, redemption or other obligation in respect of Disqualified Stock, (f) any Indebtedness to any employee of the Company or any of its Subsidiaries, (g) any liability for federal, state, local or other taxes owed or owing by the Company or (h) any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

     “Senior Note Indenture” means the Indenture dated as of February 28, 1997 between the Company and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     “Senior Notes” means the 11 3/4% Senior Notes due 2007 issued by the Company under the Senior Note Indenture.

     “Senior Preferred Stock” means the Company’s 12 1/4% Senior Exchangeable Preferred Stock due 2008 issued by the Company on January 22, 1998 and the Company’s 12- 1/4% Senior Exchangeable Preferred Stock due 2008 issued on December 23, 1998, including any Preferred Shares issued in exchange for any of the foregoing pursuant to the registration rights agreement entered into in connection with the offer and sale of the foregoing securities and all additional shares of the Company’s 12-1/4% Senior Exchangeable Preferred Stock due 2008 issued as the payment of dividends on any of the foregoing shares.

     “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     “S&P” means Standard & Poor’s Ratings Services and its successors.

     “Stated Maturity” means, (i) with respect to any indebtedness, the date specified in such indebtedness as the fixed date on which the final installment of principal of such indebtedness is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     “Temporary Cash Investment” means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” or such similar equivalent or higher by S&P or Moody’s.

     “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     “Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     “Transfer Agent” means UMB Bank, N.A.

     “Unrestricted Subsidiary” means (i) Logix, Dobson Tower Company or any other Subsidiary of the Company that at the time of determination after the Issue Date shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under subparagraph (m)(4) and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under subparagraphs (m)(1) and (m)(4). The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of this Certificate of Designation and (y) no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Transfer Agent by promptly providing the Transfer Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

     “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

     (o) TRANSFER AND LEGENDING OF SHARES. (i) No transfer of shares of the Preferred Stock shall be effective until such transfer is registered on the books of the Company. Until registered under the Securities Act, the expiration of the time period referred to in Rule 144(k) (as then in effect) under the Securities Act from the Issue Date, or the Company and the Holder of such shares otherwise agree, all shares of Preferred Stock other than the Registered Preferred Stock and Additional Registered Preferred Stock (together with any dividends thereon paid in additional shares of Preferred Stock) (the Preferred Stock subject to this paragraph (o) being the “Restricted Preferred Stock”) shall bear the following legend:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE DELIVERY OF SUCH EVIDENCE, IF ANY,

REQUIRED UNDER THE CERTIFICATE OF DESIGNATIONS OR THE EXCHANGE INDENTURE, AS APPLICABLE, PURSUANT TO WHICH THIS SECURITY IS ISSUED) AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF DOBSON COMMUNICATIONS CORPORATION THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), AS LONG AS THE REGISTRAR RECEIVES A CERTIFICATION OF THE TRANSFEROR AND AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (2) TO DOBSON COMMUNICATIONS CORPORATION OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL AND EACH SUBSEQUENT HOLDER IS REQUIRED TO NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTION SET FORTH IN (A) ABOVE.

     (ii) The Transfer Agent shall refuse to register any attempted transfer of shares of Restricted Preferred Stock not in compliance with this paragraph (o).

     (iii) In connection with proposed transfers of Restricted Preferred Stock described in Exhibit A or Exhibit B, the Transfer Agent or the Company may require the transferor or transferee, as the case may be, to deliver the appropriate letter attached hereto as Exhibits A or B. Each Holder of Restricted Preferred Stock shall notify the Company or the Transfer Agent in the event of any transfer by such Holder of any shares of Restricted Preferred Stock to a foreign transferee.

     IN WITNESS WHEREOF, Dobson Communications Corporation has caused this Certificate of Designation to be executed in its corporate name by Ronald L. Ripley, its Vice President, and attested by Trent LeForce, its Assistant Secretary, this [ ] day of [           ], 2005.

DOBSON COMMUNICATIONS CORPORATION

By:

Name: Ronald L. Ripley
Title: Vice President

Attest:

By:

Name: Trent LeForce
Title: Assistant Secretary

[corporate seal]

EXHIBIT A

Form of Certificate to Be

Delivered in Connection with
Transfers to Non-QIB Accredited Investors

_______________, ____

United States Trust Company of New York
114 W. 47th Street
New York, NY 10036-1532

Attention:	Corporate Trust Department

Re:	Dobson Communications Corporation (the “Company”)
Senior Exchangeable Preferred Stock (the “Securities”)

Dear Ladies and Gentlemen:

     In connection with our proposed purchase of ___shares of the Securities, we confirm that:

     1. We understand that any subsequent transfer of the Securities is subject to certain restrictions and conditions set forth in the Certificate of Designation relating to the Securities (the “Certificate of Designation”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Securities except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

     2. We understand that the offer and sale of the Securities have not been registered under the Securities Act, and that the Securities may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Securities, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) inside the United States to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter and, if such transfer is in respect of Securities having an aggregate liquidation preference at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Securities from us a notice advising such purchaser that resales of the Securities are restricted as stated herein.

     3. We understand that, on any proposed resale of any Securities, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Securities purchased by us will bear a legend to the effect set out in paragraph 2.

     4. We are an institutional “accredited investor” and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

     5. We are acquiring the Securities purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

     6. We are not acquiring the Securities with a view to a distribution thereof or with any present intention of offering or selling any of the Securities, except as permitted above; provided that the disposition of our property and property of our accounts for which we are acting as fiduciary will remain at all times within our control.

     You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

EXHIBIT B

Form of Certificate to Be Delivered

in Connection with Transfers
Pursuant to Regulation S

_______________, ____

United States Trust Company of New York
114 W. 47th Street
New York, NY 10036-1532

Attention: Corporate Trust Department

Re:	Dobson Communications Corporation (the “Company”)
Senior Exchangeable Preferred Stock (the “Securities”)

     Dear Ladies and Gentlemen:

     In connection with our proposed sale of ___shares of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

     (1) the offer of the Securities was not made to a person in the United States;

     (2) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

     (3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

     (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

     You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature